                                                                   EXHIBIT 10.21

                                    -------
                                    SEQUOIA
                                    -------
March 12, 1996



Mr. Richard Goldman
90 Westerly Road
Weston, MA 02193

Dear Dick:

As a result of our ongoing discussions and the changes we will implement in the business, we have mutually agreed on the following terms of your transition duties and subsequent departure from the Company:

A severance benefit equal to 12 months' base salary will be offered to you in recognition of your contribution to the Company and in accordance with Sequoia's standards for an officer of the Company whose position is terminated under circumstances such as these. This severance benefit will begin following a three-month notice period, during which you will continue full-time employment. During this three-month period, you may also begin career transition planning and utilize outplacement assistance as described below. Your service date and vacation accrual continue during this period and stock options will continue on their regular vesting schedule. Other stock options you hold, that would normally vest during the severance period will be accelerated to your last day of active employment. As an accommodation to opportunities you may want to pursue, you will have the option to initiate the notice period yourself at any time after May 1, 1996.

As we have discussed, we would like you to continue on with transition duties over the next several months as follows:

 . Continue as Executive Vice President and Chief Financial Officer (the notice period to be not shorter than three months from date of notice). The replacement CFO position will be located in Houston. You will assist with recruiting, transition, etc., as required.

 .  Assume added responsibility as Chief Operating Officer of Enterprise Systems
   Business Unit until its disposition is assured via sale, MBO, discontinuation, or other plan is in place. You will manage this process.

 . Assist me in evaluation, qualification, quantification of business opportunities for acquisition, internal investment by TMI, etc., and work with Strategy Committee.


                              Sequoia Systems Inc.
400 Nickerson Road Marlborough MA. 01752 Tel: (508) 480-0800 Fax: (508) 480-0184

Mr. Dick Goldman
March 12, 1996
Page 2


 . Assist me in transition of HQ operations to Houston, as required, including a proper infrastructure to support the Company's needs as a public entity.

 . Develop and implement appropriate employee retention/protection/succession program for key Marlborough employees during transition period, to assure as smooth a transition as possible.


Some specific goals related to these duties are listed below.

Objectives
- ----------

 . SES/Corporate PBT for second half FY96 (6/30/96) (excluding charges for cost reduction) will exceed $750K. (Present 3Q forecast after recent cost reductions is PBT of $377K, excluding charges.)

 . Gross SES inventory, spares, etc., will be reduced in the 2H96 (6/30/96) by 15% to below $9,120K from the 2Q96 ending balance ($10,729K).

 . Effect a transaction to assure the disposition of the SES Business via definitive agreement or re-shape the economic model to a cash positive deeper harvest plan with headcount reduction to bring 6/30/96 permanent headcount of SES plus Corporate to below 140 (179 @ 2Q96).

 . As an alternative to the above disposition/harvest strategy, develop a viable plan to operate the business as an ongoing, profitable business focused on the PICK or Server marketplace.

 . Effect one or more added transactions to augment the existing businesses via acquisition, J.V., OR OTHER ARRANGEMENT (DEFINITIVE AGREEMENT).

Your active employment will close with the completion of this transition assignment and the referenced notice period. You will receive your salary during the next twelve month period on the regular payroll cycle. Taxes, medical and insurance benefit copayments will be deducted according to your current withholding limits. You will be eligible to elect COBRA coverage at that time. Per the 1986 stock option plan agreement, you will have 90 days from the end of active employment to exercise such options. Should you choose, Sequoia will offer you services provided by the outplacement firm, New Directions, the cost of which will be borne by Sequoia. Such a program, if needed, would be extended for the separation period.

In consideration of the above additional benefits, you will be asked to execute a release of any claims or potential claims against the Company, relative to your employment or termination.

Mr. Dick Goldman
March 12 1996
Page 3


Human Resources will have further information concerning your overall benefits status. Contact Don Colanton for more information. On behalf of Sequoia, I thank you for your past contributions and wish you well with this career transition.

Sincerely,

/s/ Michael Stewart
Michael Stewart
President and CEO

JMS:dbc

Author:  Richard Goldman at Sequoia
Date:    4/12/96  1:25 PM
Priority:  Normal
To: Michael Stewart <michaels@texmicro.com> at ccsmtp
BCC: Don Colanton
Subject:  Re: Separation from Sequoia
- --------------------------------- Message Contents------------------------------

    I concur. Thank you for your consideration.


_______________________________Reply Separator__________________________________
Subject: Separation from Sequoia
Author:  Michael Stewart <michaels@texmicro.com> at ccsmtp
Date:    4/12/96 10:36 AM


Dick-

It is my understanding that you have received a job offer from another company, and that you would like to terminate your employment earlier than the projected date of August 1, 1996. You and I have agreed that your early departure will benefit you greatly and has the potential to save Sequoia money as well. To that end, we have agreed that you may accept the job offer, with a start date of no later than June 1, and no earlier than May 15. Your severance package will reduced to pay continuance of ten (10) months rather than the 12 months specified in your letter, and of course there will be no out placement service. All other terms of the separation letter remain in effect.


Please indicate your concurrence by return Email.


Michael